UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              FORM 8-K

                            CURRENT REPORT

  Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported 06/22/2007)

                                 Med Gen Inc.
           ----------------------------------------------------
          (Exact name of registrant as specified in its charter)

           Nevada                   000-29171           65-0703559
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(State or other Jurisdiction     (Commission File      (IRS Employer
     of incorporation)                Number)        Identification No.)


     7284 West Palmetto Park Road, Suite #207, Boca Raton, FL 33433
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            (Address of principal executive offices)


                          561-750-1100
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                   (Issuer's telephone number)


                         Not Applicable
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  (Former name or former address, if changed since last report)

                     All Correspondence to:
                       Paul B Kravitz CEO
                       C/O Med Gen Inc.
                  7284 West Palmetto Park Road
                           Suite #207
                      Boca Raton, FL  33433



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Item 1.01 Entry into a Material Definitive Agreement

The Company received the sum of $625,000 from its lenders on June 21st, 2007. The gross amount of the loan was $650,000 dollars less $25,000 dollars in legal and closing costs. The terms of the loan are the same as the prior loans which the Company received in January and February 2007. The lender received a five year warrant to purchase 10,000,000 common shares at .009 cents per share.

At present the Company has borrowed eleven separate tranches from the lenders.

These tranches are as follows:
March 30,2005     $  740,000    Paid In Full
May 25,2005       $  700,000    $123,389 Balance Due
August 23,2005    $  100,000
August 31,2005    $  500,000
October 26, 2005  $  600,000
February 23, 2006 $  600,000
April 21, 2006    $  750,000
August 10, 2006   $1,500,000
January 10,2007   $  350,000
February 14,2007  $  350,000
June 21, 2007     $  650,000

The Company has borrowed a total of $6,840,000 from its lenders and paid back $1,316,611.00 dollars.

The lenders can convert their loans into freely trading common shares on the two year anniversary of their loan pursuant to Rule 144K. Beginning May 29th, 2007 the lender has converted $99,627.02 in convertible debentures into 89,885,600 common shares. The conversion formula is based upon a 50% discount to the lowest bid price over the last 20 trading days.



Item 8.01 Other Events.

The Company has 590,219,234 million shares outstanding as of the date of this filing and over 2500 total shareholders per ADP non-objecting beneficial owners lists). The Company is authorized to issue up to 2,495,000,000 total common shares.



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                            SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   Med Gen Inc.
Date: June 22nd, 2007
                                   /s/Paul B. Kravitz
                                   ----------------------------------
                                   Paul B. Kravitz,
                                   Chairman & Chief Executive Officer

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